Exhibit 5.6

January 11, 2019

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Re:	$600,000,000 6.000% Senior Notes Due 2026
Eldorado Resorts, Inc., a Nevada corporation (“ERI”)

Ladies and Gentlemen:

In connection with the filing by Eldorado Resorts, Inc. (“ERI”) of a registration statement on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to up to $600,000,000 in aggregate principal amount of 6% Senior Notes due 2026 (defined in the Registration Statement as the “Exchange Notes”) of ERI, and the related guarantees of the Exchange Notes (the “Exchange Guarantees”) made by the Guarantors (as defined in the Registration Statement) under the Indenture (as hereinafter defined), to be issued in exchange for an equal aggregate principal amount of ERI’s outstanding 6% Senior Notes due 2026 (the “Existing Notes”) issued September 20, 2018 pursuant to (a) that certain Indenture dated September 20, 2018 (the “Indenture”) among ERI, the guarantors party thereto and U.S. Bank National Association, as Trustee (the “Trustee”), and (b) that certain Registration Rights Agreement dated September 20, 2018 (the “Registration Rights Agreement”) among ERI, the guarantors party thereto and J.P. Morgan Securities LLC, as the Note Purchaser Representative, we have acted as special Indiana counsel to (i) Aztar Indiana Gaming Company, LLC, an Indiana liability company (“AIG”), and (ii) Aztar Riverboat Holding Company, LLC, an Indiana limited liability company (“ARH” and together with AIG, the “Indiana Guarantors”), each in their capacity as a “Guarantor” under the Indenture for the sole purpose of providing this opinion. This opinion letter is delivered to ERI per its request as we also serve as ERI’s Indiana counsel. Terms used herein but not otherwise defined herein shall have the respective meanings ascribed thereto in the Indenture.

In such capacity, we have reviewed the following documents:

(a)	The Indenture;

(b)

The Supplemental Indenture, dated as of October 1, 2018, (including the Guarantee referenced therein) to the Indenture among the Trustee, ERI and the Indiana Guarantors each being one of the “Guarantors” as defined therein;

January 11, 2019

(c)	The Registration Rights Agreement;

(d)	The Joinder Agreement to Registration Rights Agreement, dated as of October 1, 2018, by the Indiana Guarantors each being one of the “Guarantors” thereunder; and

(e)	the description of the Exchange Notes contained in the Registration Statement.

The documents listed in (b) and (d) above are hereinafter collectively referred to as the “Guarantor Documents.” The documents or information listed in (a) through (e) above are hereinafter collectively referred to as the “Transaction Documents”.

In so acting, we have reviewed (i) the Articles of Organization filed July 15, 1999 with Articles of Amendment filed July 2, 2008, and the Second Amended and Restated Operating Agreement dated March 8, 2010, of AIG, and (ii) the Articles of Organization filed July 15, 1999 with Articles of Amendment filed July 2, 2008, and the Second Amended and Restated Operating Agreement dated March 7, 2010 of ARH. Further, we have reviewed a Certificate of Existence dated January 11, 2019, issued by the Indiana Secretary of State for each Indiana Guarantor (the “Certificates of Existence”). In addition, we have examined originals or copies certified to our satisfaction of such other agreements, documents, certificates and other statements of government officials and representatives of the Indiana Guarantors, relevant authorizing resolutions and such other documents as we have deemed necessary as a basis for our opinions. As to any facts relevant to our opinion which were not independently established, we relied upon certificates of government officials and representatives of the Indiana Guarantors, representations and warranties of the Indiana Guarantors and/or representations and warranties contained in the Guarantor Documents. Our review of the Registration Statement is limited to the description of the Exchange Notes, and we have assumed that such description is accurate and complete without any independent confirmation on our part.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein and in Schedule A hereto, it is our opinion that, as of the date hereof:

1.    Based solely upon the Certificates of Existence, each Indiana Guarantor is a limited liability company validly existing under the laws of the State. Each Indiana Guarantor has the organizational power and authority and has taken all necessary limited liability company action to execute, deliver and perform the Guarantor Documents to which it is a party and to consummate the transactions contemplated by the Transaction Documents.

January 11, 2019

2.    The execution and delivery by each Indiana Guarantor of the Guarantor Documents to which such Indiana Guarantor is a party and the performance of such Indiana Guarantor’s obligations under such Guarantor Documents have been duly authorized by all requisite limited liability company action of such Indiana Guarantor.

We are attorneys duly qualified and licensed to practice law in the State. This opinion is limited to the laws of the State as applied by the courts of the State and the laws of the United States of America, and no opinion is expressed with respect to the laws of any other jurisdiction. This opinion is further limited to laws and regulations in effect as of the date hereof. We are not assuming any obligation to review or update this opinion should any Applicable Law or the existing facts or circumstances change.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is furnished to you in connection with the filing of the Registration Statement and is not be used, circulated, quoted from or otherwise relied on for any other purpose.

Very truly yours,

/s/ Krieg DeVault LLP

January 11, 2019

SCHEDULE A

1.    Assumptions. In reaching the opinions set forth above, we have assumed and to our Knowledge there are no facts inconsistent with, the following:

(a)    All documents submitted to us as originals are authentic, and all documents submitted to us as certified or photostatic copies conform to the original documents and all public records reviewed are accurate and complete.

(b)    All material factual matters, including without limitation, representations and warranties, contained in the Guarantor Documents, are true and correct as set forth therein and other statements in other documents and certifications by the Indiana Guarantors and their officers, agents, or affiliates made in connection with the Guarantor Documents are true and correct as set forth therein.

2.    Limitations. This opinion letter is issued subject to the following limitations:

(a)    We express no opinion herein with respect to (i) federal and state securities laws and regulations, (ii) Federal Reserve Board margin regulations, (iii) pension and employee benefit laws and regulations, including without limitation, the Employee Retirement Income Security Act of 1974, as amended, (iv) federal and state environmental laws and regulations, (v) federal and state land use and subdivision laws and regulations (including without limitation, any applicable building or zoning laws, ordinances or regulations), (vi) the statutes and ordinances, administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing, (vii) federal and state antitrust and unfair competition laws and regulations, (viii) except as provided in paragraph 4 above, federal and state laws and regulations concerning filing and notice requirements, (ix) compliance with fiduciary duty requirements, (x) fraudulent conveyance or fraudulent transfer laws, (xi) federal and state patent, copyright, intellectual property, trademark and trade name laws, (xii) federal and state labor laws and regulations, (xiii) federal and state tax laws and regulations, (xiv) federal and state health and safety laws and regulations, (xv) federal and state racketeering laws and regulations, (xvi) federal and state laws, regulations and policies concerning (a) national and local emergency, (b) judicial deference to acts of sovereign states, (c) criminal and civil forfeiture laws, and (d) money laundering, “know your customer”, anti-terrorism, homeland security and similar matters, and (xvii) other federal and state laws and regulations of general application to the extent they provide for criminal prosecution (“Excluded Laws”).

January 11, 2019

(b)    We undertake no obligation to advise you of facts or changes in law occurring after the date of this opinion letter which might affect the opinions expressed herein.

(c)    We express no opinion with respect to the effect of any laws of any jurisdiction other than the State or the federal laws of the United States of America.

(d)    The captions in this opinion are for convenience of reference only and shall not limit, amplify or otherwise modify the provisions hereof.

4.    Definitions. As used herein, the following terms shall have the following meanings in our opinion letter, including this Schedule A:

(a)    Applicable Laws. The term “Applicable Law(s)” means all applicable constitutional, legislative, judicial and administrative provisions, statutes, regulations, decisions, rulings, orders, ordinances and other internal laws of the State, other than the Excluded Laws.

(b)    Knowledge. The term “Knowledge” means the current actual knowledge of Christopher D. Long, who is participating in handling the transaction described herein, but does not include constructive knowledge or knowledge that may have been obtained through inquiry, as, other than as set forth herein, we have not conducted any independent due diligence or independent investigation with respect to the opinions given and have not conducted any UCC, tax, judgment, lien or title searches relating to the existence of any liens, mortgages or other encumbrances with respect to any assets of either Indiana Guarantor

(c)    State. The term “State” means the State of Indiana.